Exhibit 23.3

                    [Letterhead of Livingston & Haynes, P.C.]

We  consent  to  the  use  in this Registration Statement of LocatePLUS Holdings
Corporation on Form SB-2 of our report dated May 16, 2005 on our audit of the audit of the consolidated financial statements of LocatePLUS Holdings Corporation as of December 31, 2004 accompanying the Annual Report on Form 10-K of LocatePLUS Holdings Corporation for the year ended December 31, 2004, which expresses an unqualified opinion and which included an explanatory paragraph in reference to the Company's ability to continue as a going concern, and to the reference to Livingston & Haynes, P.C. under the heading "Experts" in the "Prospectus" which is part of such Registration Statement.



Livingston  &  Haynes,  P.C.
Wellesley,  Massachusetts

February  15,  2006